FILED PURSUANT TO RULE 424(B)(3)
File Number 333-144884

ARAMARK CORPORATION

SUPPLEMENT NO. 6 TO

MARKET MAKING PROSPECTUS DATED

FEBRUARY 5, 2008

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 14, 2008

ON NOVEMBER 14, 2008, ARAMARK CORPORATION FILED THE ATTACHED FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 11, 2008

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street	19107
Philadelphia, Pennsylvania	(Zip Code)
(Address of Principal Executive Offices)

215-238-3000

Registrant’s telephone, including area code:

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Base Salaries

On November 11, 2008, the Compensation and Human Resources Committee of the Board of Directors of ARAMARK Holdings Corporation (“Holdings”) , the ultimate parent company of ARAMARK Corporation (the “Company), approved increases to the annual base salaries, effective January 1, 2009, for the following members of the Management Committee, which include the Named Executive Officers of the Company other than Mr. Neubauer. The increased salaries of such members are as follows:

Named Executive Officer	2009 Base Salary
L. Frederick Sutherland	$710,000
Andrew C. Kerin	$690,000
Bart J. Colli	$630,000
Lynn B. McKee	$575,000
Ravi Saligram	$590,000
Thomas J. Vozzo	$575,000

Schedule 1 to Non Qualified Stock Option Agreements

Stock options granted under the Holdings 2007 Management Stock Incentive Plan have been, and will in the future be, awarded pursuant to a Non-Qualified Stock Option Agreement with Holdings (the “Option Agreement”). On November 12, 2008, the Board of Directors of Holdings approved revised Schedules 1 to the outstanding Option Agreements that modified the EBIT targets contained therein, as well as a new form of Schedule 1 to the form of Option Agreement that includes the adjusted targets. The performance targets are not a prediction of how the Company will perform during the fiscal years 2009 through 2012. The Company is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these performance targets, and you are cautioned not to rely on these performance targets as a prediction of the Company’s future performance. Copies of the revised Schedules 1 to the outstanding Option Agreements are attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. A copy of the form of Schedule 1 to the Form of Option Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. The form of Non Qualified Stock Option Agreement was filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 16, 2007.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Number	Description
10.1	Schedules 1 to Outstanding Non Qualified Stock Option Agreements

10.2	Form of Schedule 1 to Form of Non Qualified Stock Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2008	ARAMARK CORPORATION

	By:	/s/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

Index to Exhibits

Number	Description
10.1	Schedules 1 to Outstanding Non Qualified Stock Option Agreements

10.2	Form of Schedule 1 to Form of Non Qualified Stock Option Agreement

EXHIBIT 10.1

Schedule 1 (to 2007 Agreements)

EBIT Targets

(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2007	$705.1	N.A.
2008	$755.1	$1,460.2
2009	$817.1	$2,277.3
2010 (the “Final Fiscal Year”)	$889.2	$3,166.5

EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

a)	Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

b)	Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

c)	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

d)	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

e)	Exclude any impairment charge or similar asset write off required by GAAP.

f)	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

g)	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

h)	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

i)	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets.

j)	Exclude the impact that the 53rd week of operations will have on the Company’s financial results during Fiscal 2008.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.

The EBIT Targets shall be adjusted for acquisitions as follows:

a)	For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any

Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

b)	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.

Schedule 1 (to 2008 Agreements)

EBIT Targets

(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2008	$755.1	N.A.
2009	$817.1	$1,572.2
2010	$889.2	$2,461.3
2011 (the “Final Fiscal Year”)	$957.4	$3,418.8

EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

k)	Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

l)	Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

m)	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

n)	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

o)	Exclude any impairment charge or similar asset write off required by GAAP.

p)	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

q)	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

r)	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

s)	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets.

t)	Exclude the impact that the 53rd week of operations will have on the Company’s financial results during Fiscal 2008.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.

The EBIT Targets shall be adjusted for acquisitions as follows:

c)

For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

d)	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.

Schedule 1 (to 2009 Agreements)

EBIT Targets

(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2009	$817.1	N.A.
2010	$889.2	$1,706.3
2011	$957.4	$2,663.7
2012 (the “Final Fiscal Year”)	$1,014.1	$3,677.8

EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

u)	Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

v)	Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

w)	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

x)	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

y)	Exclude any impairment charge or similar asset write off required by GAAP.

z)	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

aa)	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

bb)	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

cc)	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets.

dd)	Exclude the impact that the 53rd week of operations will have on the Company’s financial results during Fiscal 2008.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.

The EBIT Targets shall be adjusted for acquisitions as follows:

e)

For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

f)	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.

EXHIBIT 10.2

Schedule 1

EBIT Targets

(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2009	$817.1	N.A.
2010	$889.2	$1,706.3
2011	$957.4	$2,663.7
2012 (the “Final Fiscal Year”)	$1,014.1	$3,677.8

EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

ee)	Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

ff)	Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

gg)	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

hh)	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

ii)	Exclude any impairment charge or similar asset write off required by GAAP.

jj)	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

kk)	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

ll)	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

mm)	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets.

nn)	Exclude the impact that the 53rd week of operations will have on the Company’s financial results during Fiscal 2008.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.

The EBIT Targets shall be adjusted for acquisitions as follows:

g)	For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any

Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

h)	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.